                                                                  Exhibit (c)(4)


================================================================================



                 ____________________________________________

                   TAX SHARING AND INDEMNIFICATION AGREEMENT

                 ____________________________________________


                                     Among

                          ATLANTIC TELE-NETWORK, INC.
                        EMERGING COMMUNICATIONS, INC.,
                            Cornelius B. Prior, Jr.

                                      and

                              Jeffrey J. Prosser

                            Dated December 30, 1997



================================================================================

                   TAX SHARING AND INDEMNIFICATION AGREEMENT

          This Tax Sharing and Indemnification Agreement is entered into as of December 30, 1997 by and among Atlantic Tele-Network, Inc., a Delaware corporation ("ATN"), Emerging Communications, Inc., a Delaware corporation
              ---
("ECI"), Cornelius B. Prior, Jr. ("Prior") and Jeffrey J. Prosser ("Prosser").
  ---                                                               -------
Capitalized terms used in this Agreement are defined in Section 1 below. Unless otherwise indicated, all "Section" references in this Agreement are to sections
                          -------
of this Agreement.

                                    RECITALS

          WHEREAS, as of the date hereof ATN is the common parent of an affiliated group of corporations, including ECI and Atlantic Aircraft, Inc., a Delaware corporation ("Aircraft Corp."), which has elected to file consolidated
                       --------------
Federal and combined Delaware income tax returns; and

          WHEREAS, the execution and delivery of this Agreement by the parties hereto is contemplated by the Subscription Agreement dated as of August 11, 1997 (the "Subscription Agreement") between ATN and ECI and is a condition to the
      ----------------------
Closing (as defined in the Subscription Agreement); and

          WHEREAS, as a result of the Transactions, ECI and Aircraft Corp. will cease to be members of the affiliated group of which ATN is the common parent as of the end of the day which is the Closing Date; and

          WHEREAS, ATN, ECI, Prior and Prosser desire to provide for and agree upon the allocation among them of liabilities for Taxes arising prior to and as a result of the Transactions, and to provide for and agree upon other matters relating to Taxes;

          NOW THEREFORE, in consideration of the mutual agreements contained herein, ATN, ECI, Prior and Prosser hereby agree as follows:


          SECTION 1.  Definition of Terms.  For purposes of this Agreement
                      -------------------
(including the recitals hereof), the following terms have the following meanings:

          "Accounting Cutoff Date" means, with respect to each of ATN and ECI,
           ----------------------
any date as of the end of which there is a closing of the financial accounting records for such entity.

          "Accounting Firm" shall have the meaning provided in Section 15.
           ---------------

          "Affiliate" means any entity that directly or indirectly "controls" or
           ---------
is "controlled" by the person or entity in question. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

          "Agreement" means this Tax Sharing and Indemnification Agreement.
           ---------

          "ATN Group" means ATN and its Affiliates as determined immediately
           ---------
after the Transactions.

          "Closing" means the Closing as that term is defined in the
           -------
Subscription Agreement.

          "Closing Date" means the Closing Date as that term is defined in the
           ------------
Subscription Agreement.

          "Code" means the U.S. Internal Revenue Code of 1986, as amended, or
           ----
any successor law.

          "Companies" means ATN and ECI and "Company" means either ATN or ECI.
           ---------

          "Debits" shall have the meaning ascribed to it in the Subscription
           ------
Agreement.

          "Distribution" means the distribution to certain ATN shareholders on
           ------------
the Closing Date of all of the outstanding stock of ECI owned by ATN.

          "ECI Group" means ECI and its Affiliates as determined immediately
           ---------
after the Transactions.

          "Federal Income Tax" means any Tax imposed by Subtitle A of the Code,
           ------------------
or to the extent related to such Tax, any Tax imposed by Subtitle F of the Code.

          "Final Closing Adjustment" shall have the meaning ascribed to it in
           ------------------------
the Subscription Agreement.

          "Final Determination" means the final resolution of any Tax liability
           -------------------
for a Tax Period, including any related interest or penalties, by (i) a decision of the Tax Court or judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (ii) IRS Form 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the Internal Revenue Service, or by a comparable agreement form under other applicable Tax Laws; except that a Form 870-AD or comparable form that by its terms reserves the right of the taxpayer to file a claim for refund and/or the right of the Tax Authority to assert a further deficiency shall not constitute a final determination; (iii) a closing agreement under Section 7121 of the Code or under corresponding provisions of any subsequently enacted federal Tax Laws, or comparable agreements under other applicable Tax Laws; and (iv) any other final disposition by reason of the expiration of the applicable statute of limitations.

          "Foreign Income Tax" means any Tax imposed by any foreign country or
           ------------------
any territory or possession of the United States, or by any political subdivision of any foreign country or United States territory or possession, which is an income tax as defined in Treasury Regulation Section 1.901-2.

          "Group" means the ATN Group or the ECI Group, as the context requires.
           -----

          "GT&T" means Guyana Telephone & Telegraph Company Limited, a Guyana
           ----
corporation.

          "Income Tax" means any Federal Income Tax, State Income Tax, or
           ----------
Foreign Income Tax.

          "Intercompany Tax Allocation Agreements" means any written or oral
           --------------------------------------
agreement or any other arrangements relating to allocation of Taxes existing between ATN and Aircraft Corp. or any other member of the ECI Group in effect as of the Closing Date (other than this Agreement).

          "Letter Request" means the letter filed by ATN with the Internal
           --------------
Revenue Service requesting a ruling from the Internal Revenue Service regarding certain tax consequences of the Transactions, including the job descriptions of certain officers and employees of ATN attached as Exhibit 9 to such letter and the Revenue Procedure 96-30 Checklist attached as Exhibit 1 to such letter and any amendment or supplement to such letter or such exhibits.

          "LLC" means a limited liability company organized under the laws of
           ---
Delaware of which Prosser is the sole beneficial owner, member and manager and which, for United States federal tax purposes and United States Virgin Islands tax purposes, is disregarded as an entity separate from Prosser under Treasury Regulations Section 301.7701-3.

          "Payment Date" means (i) with respect to any Tax Return relating to
           ------------
Federal Income Taxes, the due date for any required installment of estimated taxes determined under Code Section 6655, the due date (determined without regard to extensions) for filing the Tax Return determined under Code Section 6072, and the date the Tax Return is filed, and (ii) with respect to any Tax Return relating to other Taxes, the corresponding dates determined under the applicable Tax Law.

          "Permitted Pledge" means a bona fide pledge of stock or securities of
           ----------------
ATN or ECI by Prior or Prosser or the LLC to a bank (including, without limitation, the RTFC) or brokerage firm as collateral for a full recourse loan to Prior or Prosser or a loan to the LLC with full recourse to Prosser.

          "Post-Distribution Period" means any Tax Period beginning after the
           ------------------------
Closing Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Closing Date.

          "Pre-Distribution Period" means any Tax Period ending on or before the
           -----------------------
Closing Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

          "Prime Rate" means the base rate on corporate loans charged by
           ----------
Citibank, N.A., New York, New York from time to time, compounded daily on the basis of a year of 365 or 366 (as applicable) days and actual days elapsed.

          "Repurchase and Recapitalization Agreement" means that certain
           -----------------------------------------
repurchase and recapitalization agreement dated as of August 11, 1997 by and among ATN, Prior, individually and as Trustee of the 1994 Prior Charitable Remainder Trust, and Prosser.

          "Responsible Company" means, with respect to any Tax Return, the
           -------------------
Company having responsibility for preparing and filing such Tax Return under this Agreement.

          "Restructuring Tax" means any Taxes resulting from any income or gain
           -----------------
recognized as a result of the Transactions including, without limitation, any Taxes resulting from any income or gain recognized as a result of the Transactions failing to qualify for tax-free treatment under Code Sections 355 or 361 or other provisions of the Code (as contemplated by the Ruling Request) and any Taxes resulting from any income or gain recognized under Treasury Regulations Section 1.1502-13 or 1.1502-19 (or any corresponding provisions of other applicable Tax Laws) as a result of the Transactions.

          "RTFC" means the Rural Telephone Finance Cooperative.
           ----

          "Ruling Request" means the letter filed by ATN with the Internal
           --------------
Revenue Service requesting a ruling from the Internal Revenue Service regarding certain tax consequences of the Transactions (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter.

          "Specified Action" shall have the meaning provided in Section 10.
           ----------------

          "Straddle Period" means any Tax Period that begins on or before and
           ---------------
ends after the Closing Date.

          "State Income Tax" means any Tax imposed by any State of the United
           ----------------
States or by any political subdivision of any such State which is imposed on or measured by net income, including state and local franchise or similar Taxes measured by net income.

          "Tainting Act" shall have the meaning provided in Section 10.
           ------------

          "Tax" or "Taxes" means any Income Tax, any Tax on gross income, gross
           ---      -----
receipts, profits, or capital stock, or any franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

          "Tax Authority" means, with respect to any Tax, the governmental
           -------------
entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

          "Tax Contest" means an audit, review, examination, or any other
           -----------
administrative or judicial proceeding with the purpose or effect of redetermining Taxes or any claim for refund or credit of Taxes of any of ATN, ECI or the Aircraft Corp. (including any administrative or judicial review thereof) for any Tax Period ending on or before the Closing Date or any Straddle Period.

          "Tax Item" means, with respect to any Income Tax, any item of income,
           --------
gain, loss, deduction, or credit.

          "Tax Law" means the law of any governmental entity or political
           -------
subdivision thereof relating to any Tax.

          "Tax Period" means, with respect to any Tax, the period for which the
           ----------
Tax is reported as provided under the Code or other applicable Tax Law.

          "Tax Records" means Tax Returns, Tax Return workpapers, documentation
           -----------
relating to any Tax Contests, and any other books of account or records required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

          "Tax Return" means any report of Taxes due, any claim for refund or
           ----------
credit of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required or permitted to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

          "Transactions" shall have the meaning ascribed to that term in the
           ------------
Subscription Agreement.

          "Transfer" shall have the meaning set forth in Section 11(a).
           --------

          "Treasury Regulations" means the regulations promulgated from time to
           --------------------
time under the Code as in effect for the relevant Tax Period.

          SECTION 2.  Allocation of Tax Liabilities.  The provisions of this
                      -----------------------------
Section 2 are intended to determine each of ATN's, ECI's, Prior's and Prosser's liability for Taxes with respect to Pre-Distribution Periods. Once the liability has been determined under this Section 2, Section 5 determines the time when payment of the liability is to be made, and whether the payment is to be made to the Tax Authority directly or to ATN or ECI, as the case may be.

          2.01.  Taxes of GT&T and the Virgin Islands Subsidiaries.  This
                 -------------------------------------------------
Agreement does not allocate liability for Taxes imposed on GT&T, Atlantic Tele-Network Co., a Virgin Islands corporation, or any of the subsidiaries of Atlantic Tele-Network Co. (except for any withholding of Foreign Income Taxes imposed with respect to payments made by any of such companies to ATN) and, as between the parties to this Agreement, such Taxes and Tax Returns relating to such Taxes shall be solely the responsibility of the legal entity on which such Taxes are imposed.

          2.02.  ATN and ECI Liability.
                 ---------------------

          (a)  ATN Liability.  Notwithstanding the provisions of Section 2.03,
               -------------
as between ATN and ECI, ATN shall be liable for, and shall indemnify and hold harmless the ECI Group from and against:

          (i) any Restructuring Taxes which arise from any breach by ATN of its representations or covenants under Section 10 or from any Tainting Act by ATN or its Affiliates or the inaccuracy of any factual statements or representations made in or in connection with the Ruling Request with respect to the activities of ATN and its Affiliates after the Closing;

          (ii) all Taxes to the extent taken into account in clauses (b) or (r) of the definition of "Debits" for purposes of calculating the Final Closing Adjustment;

          (iii) an amount of Income Tax equal to the provision for income tax expense of ATN which would be accrued on a hypothetical statement of operations of ATN for the period after April 30, 1997 to and including the Closing Date which statement of operations includes as revenues or gross income only dividends paid by GT&T to ATN during such period, interest accrued during such period on indebtedness of GT&T to ATN and advisory fees payable by GT&T to ATN during such period (computed on an accrual basis) and includes as expense all expenses of ATN during such period (to the extent such expenses are deductible for Income Tax purposes) except for expenses charged to ECI under clauses (c),
(j), (k), (m), (n), (o), and (s) of the definition of "Debits" in the Subscription Agreement;

          (iv) any withholding of Foreign Income Taxes imposed with respect to payments from GT&T to ATN; and

          (v) 50% of all other Taxes (including Restructuring Taxes) of ATN or Aircraft Corp. (in each case, whether computed on a separate company or consolidated basis) with respect to all Pre-Distribution Periods, except for Taxes described in clauses (i), (ii) or (iii) of Section 2.02(b).

          (b)  ECI Liability. Notwithstanding the provisions of Section 2.03, as
               -------------
between ATN and ECI, ECI shall be liable for, and shall indemnify and hold harmless the ATN Group from and against:

          (i) Any Restructuring Taxes which arise from any breach by ECI of its representations or covenants under Section 10 or from any Tainting Act by ECI or its Affiliates or the inaccuracy of any factual statements or representations made in or in connection with the Ruling Request with respect to the activities of ECI and its Affiliates after the Closing;

          (ii) 100% of all Taxes of ECI (computed on a separate company basis) for all Pre-Distribution Periods;

          (iii) any withholding of Foreign Income Taxes imposed with respect to payments from Atlantic Tele-Network Co. or any of its subsidiaries to ATN except to the extent taken into account in clauses (b) or (r) of the definition of "Debits" for purposes of calculating the Final Closing Adjustment; and

          (iv) 50% of all other Taxes (including Restructuring Taxes) of ATN or Aircraft Corp. (in each case, whether computed on a separate company or consolidated basis) for all Pre-Distribution Periods, except for Taxes described in clauses (i), (ii), (iii) or (iv) of Section 2.02(a).

          2.03.  Liability of Prior and Prosser.
                 ------------------------------

          (a)  Prior Liability. Prior shall be liable for, and shall indemnify
               ---------------
and hold harmless the ATN Group and the ECI Group from and against any liability for, any Restructuring Taxes which arise from (x) any breach of Prior's representations and covenants under Section 11(a) or (y) the inaccuracy of any factual statements or representations relating to Prior or members of Prior's family made in the Letter Request or in any certificate provided by Prior in connection with the Ruling Request or in connection with an opinion of tax counsel with respect to the Transactions.

          (b)  Prosser Liability. Prosser shall be liable for, and shall
               -----------------
indemnify and hold harmless the ATN Group and the ECI Group from and against any liability for any Restructuring Taxes which arise from (x) any breach of Prosser's representations and covenants under Section 11(b) or (y) the inaccuracy of any factual statements or representations relating to Prosser or members of Prosser's family made in the Letter Request or in any certificate provided by Prosser in connection with the Ruling Request or in connection with an opinion of tax counsel with respect to the Transactions.

          2.04.  Expenses.  Each of ATN, ECI, Prior and Prosser shall be liable
                 --------
for all fees, costs and expenses, including without limitation reasonable attorneys' fees, arising out of, or incident to, any proceeding before any Tax Authority, or any judicial authority, with respect to any Taxes for which it or he (as the case may be) is liable under Section 2.02(a) (in the case of ATN), 2.02(b) (in the case of ECI), 2.03(a) (in the case of Prior) or 2.03(b) (in the case of Prosser). In addition, an indemnified party under Section 2.02 or 2.03 shall be entitled to recover from the indemnifying party thereunder all fees, costs and expenses, including without limitation reasonable attorneys' fees, incurred by the indemnified party in connection with enforcement of its rights to indemnification against the indemnifying party.

          SECTION 3.  Proration of Taxes for Straddle Periods.
                      ---------------------------------------

          3.01.  General Method of Proration.  For purposes of Section 2, in the
                 ---------------------------
case of any Straddle Period, Tax Items shall be apportioned between Pre-Distribution Periods and Post-Distribution Periods in accordance with the principles of Treasury Regulation Section 1.1502-76(b). No election shall be made under Treasury Regulation Section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year's items). If the Closing Date is not an Accounting Cutoff Date, the provisions of Treasury Regulation Section 1.1502-76(b)(2)(iii) will be applied to ratably allocate the items (other than extraordinary items) for the month which includes the Closing Date.

          3.02.  Transaction Treated as Extraordinary Item.  In determining the
                 -----------------------------------------
apportionment of Tax Items between Pre-Distribution Periods and Post-Distribution Periods, any Tax Item relating to the Transactions shall be treated as an extraordinary item described in Treasury Regulation Section 1.1502-76(b)(2)(ii)(C) and shall be allocated to Pre-Distribution Periods, and any Taxes related to any such Tax Item (including Restructuring Taxes) shall be treated under Treasury Regulation Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall be allocated to Pre-Distribution Periods.

          3.03.  Proration of Other Taxes.  For purposes of Section 2, in the
                 ------------------------
case of any Straddle Period, Taxes that are not susceptible to apportionment in the manner described in Section 3.01 (e.g., real and personal property taxes) shall be apportioned between Pre-Distribution Periods and Post-Distribution Periods on a pro rata basis based on the number of days in the relevant Tax Period.

          SECTION 4.  Preparation and Filing of Tax Returns.
                      -------------------------------------

          4.01.  General.
                 -------

          (a) All Tax Returns shall be prepared and filed when due (including extensions) by the person obligated to file such Tax Returns under the Code or applicable Tax Law. ATN and ECI shall provide, and shall cause their respective Affiliates to provide, assistance and cooperate with one another in accordance with Section 6 with respect to the preparation and filing of all Tax Returns, including, without limitation, providing information required to be provided in
Section 6.

          (b) ECI shall, for each Tax Period or portion thereof for which ECI or Aircraft Corp. is included in a Tax Return required to be filed by ATN, provide ATN with (i) a true and correct schedule in the form of a separate Federal Income Tax Return for each of ECI and Aircraft Corp., and (ii) a reconciliation of book income to federal taxable income for ECI and Aircraft Corp. ECI hereby agrees to use its best efforts to provide ATN with such schedules and computations no later than the first day of the sixth month following the end of the period to which such schedules and computations relate.

          4.02.  Manner of Filing.
                 ----------------

          (a) All Tax Returns filed or caused to be filed by ATN or ECI after the Closing Date shall be prepared on a basis that is consistent with (i) any IRS ruling obtained by ATN in connection with the Transactions, (ii) the treatment of ATN's purchase pursuant to Article I of the Repurchase and Recapitalization Agreement of 416,998 shares of common stock at ATN owned by Prior and 384,564 shares of common stock of ATN owned by the 1994 Prior Charitable Remainder Trust as distributions of property to which Section 301 of the Code applies, and (iii) the treatment of the transactions contemplated by
Article II of the Repurchase and Recapitalization Agreement as tax-free to ATN, Prior and Prosser for Federal Income Tax purposes by reason of such transactions qualifying as reorganizations within the meaning of Section 368(a) of the Code or otherwise (in each case, in the absence of a controlling change in law or circumstances), and shall be filed on a timely basis by the Responsible Company.

          (b) Except as otherwise agreed in writing by ATN and ECI, and in the absence of a controlling change in law or circumstances, all Tax Returns filed or caused to be filed by ATN or ECI after the Closing Date shall be prepared consistent with past practices, elections, accounting methods, conventions, and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar items have been filed prior to the Closing Date, except that, with respect to any Tax Item not relating to the Transactions, one party may take an inconsistent position without the agreement of the other party only to the extent such position does not create a Tax detriment to the other party or any member of such other party's Group.

          SECTION 5.  Tax Payments and Intercompany Billings.
                      --------------------------------------

          5.01.  Payment of Taxes With Respect to Pre-Distribution or Straddle
                 -------------------------------------------------------------
Period Returns Filed After the Distribution Date.  In the case of any Tax Return
------------------------------------------------
required to be filed by ATN under Section 4.01 with respect to a Pre-Distribution Period or Straddle Period the due date for which Tax Return (including extensions) is after the Closing Date, at least 10 business days prior to any Payment Date, ATN (i) shall compute the amount of Tax required to be paid to the relevant Tax Authority (taking into account the requirements of Section 4.02(b) relating to consistent accounting practices) with respect to such Tax Return on such Payment Date and (ii) shall send to ECI a written notice and demand for payment by ECI of its share (if any) of such Tax payment determined by ATN in accordance with Section 2.02(b) and accompanied by a statement detailing the Taxes to be paid and describing in reasonable detail the particulars relating thereto. ECI shall deliver to ATN on or before the business day immediately preceding such Payment Date a cashier's check made to the order of the applicable Tax Authority for the amount of ECI's share of such Tax Payment, and ATN shall remit such check and make the remainder of such Tax payment to the relevant Tax Authority on or before such Payment Date.

          5.02.  Payment of Tax Related to Adjustments.  ATN shall pay to the
                 -------------------------------------
relevant Tax Authority when due any additional Taxes required to be paid as a result of any adjustment to Taxes with respect to any Pre-Distribution Period. At least 10 business days before such additional Tax payment is due to be paid by ATN, ATN shall send to ECI, Prior or Prosser, as the case may be, a written notice and demand from ATN for payment by it or him, as the case may be, of its or his share (if any) of any such additional Tax payment determined by ATN in accordance with Section 2 accompanied by a statement detailing the Taxes to be paid and describing in reasonable detail the particulars relating thereto; provided, however, that ATN will not make a demand for an indemnification payment attributable to any Restructuring Taxes under Section 2.02(b)(i) or 2.03 until the liability for such Restructuring Taxes either (i) is established by a Final Determination or (ii) subject to Section 8.02, is otherwise agreed to in writing by ATN with the applicable Tax Authority. ECI, Prior or Prosser, as the case may be, shall pay to ATN, in immediately available funds, ECI's or his share (if any) of any such additional Tax Payment on or before the business day immediately preceding the date such additional Tax is due to be paid by ATN; provided, however, that if any portion of such additional Tax payment is indemnified by Prior or Prosser under Section 2.03, (x) ECI may reduce the amount of its payment to ATN under this Section 5.02 in respect of such additional Tax payment by 50% of the amount of any indemnification payment in respect of such additional Tax payment actually received by ATN from Prior or Prosser, as the case may be, on or prior to the date that ECI is required to make such payment to ATN, and (y) ATN shall immediately remit to ECI 50% of the amount of any indemnification payment in respect of such additional Tax payment actually received by ATN from Prior or Prosser, as the case may be, after ECI actually made a payment to ATN under this Section 5.02 in respect of such additional Tax payment.

          5.03.  Indemnification Payments.  Without overriding the procedures
                 ------------------------
set forth in Sections 5.01 and 5.02, if a Company (the "payor") pays to a Tax Authority a Tax for which the other Company (the "responsible party") is liable under this Agreement, the responsible party shall reimburse the payor within 10 business days of delivery by the payor to the responsible party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The reimbursement shall include interest on the Tax payment computed at the Prime Rate based on the number of days from the date of the payment to the Tax Authority to the date of reimbursement under this Section 5.03.

          SECTION 6.  Assistance and Cooperation.
                      --------------------------

          6.01.  General.  After the Closing Date, each of ATN and ECI shall
                 -------
cooperate (and cause their respective Affiliates to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to ATN and ECI and their respective Affiliates including, without limitation, (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes,
(iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Company and its Affiliates reasonably available to such other Company as provided in Section 7. Each of the Companies shall also make available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. Any information or documents provided under this Section 6 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.

          6.02.  Income Tax Return Information.  Each Company will provide to
                 -----------------------------
the other Company information and documents relating to its Group required by the other Company to prepare Tax Returns. The Responsible Company shall determine a reasonable compliance schedule for such purpose in accordance with ATN's past practices. Any additional information or documents the Responsible Company requires to prepare such Tax Returns will be provided in accordance with past practices, if any, or as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns timely.

          SECTION 7.  Tax Records.
                      -----------

          7.01.  Retention of Tax Records.  Except as provided in Section 7.02,
                 ------------------------
each of ATN and ECI shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Distribution Tax Periods and all other Tax Records relating to Taxes of the Groups for Pre-Distribution Tax Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitation, and (ii) seven years after the Closing Date. If, prior to the expiration of the applicable statute of limitation and such seven-year period, a Company reasonably determines that any Tax Records which it is required to preserve and keep under this Section 7 are no longer material in the administration of any matter under the Code or other applicable Tax Law, such Company may dispose of such records upon 90 days prior notice to the other Company. Such notice shall include a list of the records to be disposed of describing in reasonable detail each file, book, or other record accumulation to be disposed of. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records.

          7.02.  State and Foreign Income Tax Returns.  Tax Returns with respect
                 ------------------------------------
to State Income Taxes and Foreign Income Taxes and workpapers prepared in connection with preparing such Tax Returns shall be preserved and kept, in accordance with the guidelines of Section 7.01, by the person responsible for preparing and filing the applicable Tax Return.

          7.03.  Access to Tax Records.  The Companies and their respective
                 ---------------------
Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records in their possession to the extent reasonably required by the other Company in connection with the preparation of Tax Returns, audits, litigation, or the resolution of items under this Agreement.

          SECTION 8.  Tax Contests.
                      ------------

          8.01.  Notice.  Each of ATN and ECI shall provide prompt notice to the
                 ------
other and to Prior and Prosser of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for Tax Periods for which it is indemnified by the other or Prior or Prosser, as the case may be, hereunder. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified party has knowledge of an asserted Tax liability for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted Tax liability, such failure to give notice will not relieve the indemnifying party of its obligations hereunder, except to the extent that the indemnifying party is materially prejudiced by such failure.

          8.02.  Control of Tax Contests.  Each of ATN and ECI shall have full
                 -----------------------
responsibility and discretion in handling, settling or contesting any Tax Contest involving a Tax Return for which it has filing responsibility pursuant to Section 4 of this Agreement; provided, however, ECI, Prior or Prosser, at it or his sole cost and expense, may participate in any Tax Contest with respect to any Restructuring Taxes for which it or he has liability or an indemnification obligation with respect to such Taxes under this Agreement; provided, further, that ECI, at its sole cost and expense and employing Cahill Gordon & Reindel or other counsel reasonably acceptable to ATN, shall be permitted to jointly share with ATN, employing Fried, Frank, Harris, Shriver & Jacobson or other counsel reasonably acceptable to ECI, the responsibility and discretion in handling, settling or contesting any Tax Contest with respect to any Taxes for which ECI has liability or an indemnification obligation to ATN with respect to such Taxes, unless ECI fails to provide to ATN a written acknowledgment of ECI's potential liability for such Taxes or indemnification obligation to ATN with respect to such Taxes within 10 business days of ECI's receipt of a written request by ATN therefor. Except as otherwise provided in Section 2.04 hereof, any costs incurred in handling, settling or contesting any Tax Contest shall be borne by the party having full responsibility and discretion thereof.

          SECTION 9.  Effective Date; Termination of Prior Intercompany Tax
                      -----------------------------------------------------
Allocation Agreements.  This Agreement shall be effective on the Closing Date.
---------------------
Immediately prior to the close of business on the Closing Date, all Intercompany Tax Allocation Agreements shall be terminated.

          SECTION 10.  No Inconsistent Actions.
                       -----------------------

          (a) Each of the Companies covenants and agrees that, except as disclosed in the Letter Request, it will not take any action, and it will cause its Affiliates to refrain from taking any action, which may be inconsistent with the Tax treatment of the Transactions as contemplated in the Ruling Request (any such action is referred to in this Section 10 as a "Tainting Act"), unless (i) the Company or Affiliate thereof proposing such

Tainting Act (the "Requesting Party") either (A) obtains a ruling with respect to the Tainting Act from the Internal Revenue Service or other applicable Tax Authority that is reasonably satisfactory to the other Company (the "Requested Party") (except that the Requesting Party shall not submit any such ruling request if a Requested Party determines in good faith that filing such request might have a materially adverse effect upon such Requested Party), or (B) obtains an unqualified opinion, reasonably satisfactory in form and substance to Requested Party, of Fried, Frank, Harris, Shriver & Jacobson or Cahill Gordon & Reindel or other independent nationally recognized tax counsel acceptable to the Requested Party, on a basis of assumed facts and representations consistent with the facts at the time of such action, that such Tainting Act will not affect the Tax treatment of the Transactions as contemplated in the Ruling Request, or (ii) the Requested Party consents in writing to such Tainting Act, which consent shall be granted or withheld in the sole and absolute discretion of the Requested Party. Without limiting the foregoing:

          (i) Specified Actions.  During the two-year period beginning on (and
              -----------------
including) the Closing Date, unless clause (i) or (ii) of the preceding paragraph is satisfied with respect to the applicable action, and except as disclosed in the Letter Request, ATN and ECI will not (and neither will cause or permit any of its Affiliates to) (A) liquidate or merge with or into any other corporation; (B) issue any capital stock that in the aggregate exceeds 45%, by vote or value, of its capital stock issued and outstanding immediately after the Distribution; (C) redeem, purchase or otherwise reacquire its capital stock issued and outstanding immediately after the Distribution (other than through stock purchases meeting the requirements of section 4.05(1)(b) of Rev. Proc. 96-
30); (D) make a material disposition (including transfers from one member of a Group to another member of that Group) or cessation of operations by means of a sale or exchange of assets or capital stock, a distribution to stockholders, or otherwise, of the assets constituting the trades or businesses relied upon in the Ruling Request to satisfy Section 355(b) of the Code; or (E) discontinue or cause to be discontinued the active conduct of the trades or businesses relied upon in the Ruling Request to satisfy Section 355(b) of the Code (each of the foregoing, a "Specified Action").

          (ii)   No Inconsistent Plan or Intent.  Each of ATN and ECI represents
                 ------------------------------
and warrants that it shall, and shall cause each of its Affiliates to, comply with each factual statement and representation in the Ruling Request, and that neither it nor any of its Affiliates has any plan or intent to take any Specified Action or any action which is inconsistent with any factual statements or representations in the Ruling Request. Regardless of any change in circumstances, each of ATN and ECI covenants and agrees that it will not take, and it will cause its Affiliates to refrain from taking, any such Specified Action or inconsistent action on or before the last day of the calendar year ending after the second anniversary of the Closing Date other than as permitted in this Section 10.

          (iii)  Amended or Supplemental Rulings.  Each of ATN and ECI covenants
                 -------------------------------
and agrees that it will not file, and it will cause its Affiliates to refrain from filing, any amendment or supplement to the Ruling Request subsequent to the Closing Date without the consent of the other, which consent shall not be unreasonably withheld.

          (b) Notwithstanding anything to the contrary in this Agreement, each Company shall be solely liable for, and shall indemnify and hold harmless the other Company from any Restructuring Tax resulting from a Tainting Act by such first Company or its Affiliates, regardless of whether clause (i) or (ii) of
Section 10(a) was satisfied with respect to such Tainting Act.

          SECTION 11.  Certain Representations and Covenants of Prior and
                       --------------------------------------------------
Prosser.
--------

          (a)  Representations and Covenants of Prior.
               --------------------------------------

          (i)  Transfer Restrictions.  Prior represents and warrants that he has
               ---------------------
no plan or intention to sell, exchange, transfer by gift, pledge or otherwise dispose of or encumber, whether actually or constructively by means of a short sale, equity swap, forward or futures contract, option or otherwise (collectively, a "Transfer") any stock or securities of ATN, or any beneficial or financial interest therein, after the Transactions except for Permitted Pledges. Prior covenants and agrees that during the two-year period beginning on (and including) the Closing Date, without the prior written consent of ECI (which consent ECI may grant or withhold in its sole discretion), he will not Transfer any stock or securities of ATN, or any beneficial or financial interest therein, except for Permitted Pledges, unless he first obtains either (A) a ruling with respect to the Transfer from the Internal Revenue Service or other applicable Tax Authority that is reasonably satisfactory to ECI (acting on advice of counsel, such counsel to be reasonably satisfactory to ATN) or (B) an unqualified opinion, reasonably satisfactory in form and substance to ECI (acting on advice of counsel, such counsel to be reasonably satisfactory to ATN), of Fried, Frank, Harris, Shriver & Jacobson or other independent nationally recognized tax counsel acceptable to ECI, on a basis of assumed facts and representations consistent with the facts at the time of such Transfer, that such Transfer will not affect the Tax treatment of the Transactions as contemplated in the Ruling Request. In order to ensure compliance with the requirements of this Section 11(a)(i), during the two-year period beginning on (and including) the Closing Date, Prior shall maintain at least a majority of the outstanding common stock of ATN (or all stock or securities in ATN owned by him if he shall then own less than a majority of the outstanding common stock of
ATN) in accounts with one or more banks or brokerage firms (collectively, "Financial Institutions"), which accounts may be margin accounts, provided that each such Financial Institution shall deliver a written undertaking to ECI stating that such Financial Institution will not permit any Transfer of Mr. Prior's stock or securities in ATN from such account without the prior written approval of ECI except for (i) sales of such stock or securities made by such Financial Institution for the purpose of obtaining repayment of any loans or advances made to Prior by such Financial Institution following a default by Prior in respect of such loans or advances, and (ii) any Transfer of such stock or securities from an account of Prior with such Financial Institution to an account of Prior with another Financial Institution which shall have given ECI a written undertaking described in this Section 11(a)(i). Notwithstanding anything to the contrary in this Agreement, Prior shall be liable for, and shall indemnify and hold harmless the ATN Group and the ECI Group from and against any liability for, any Restructuring Taxes which arises out of any Transfer of any of his stock or securities in ATN or any beneficial or financial interest therein (including, without limitation, any sale of stock subject to a Permitted Pledge on foreclosure of such pledge) regardless of whether the provisions of this Section 11(a)(i) were satisfied with respect to such Transfer.

          (ii) No Inconsistent Plan or Intent. Prior represents and warrants
               ------------------------------
that he has no plan or intent to cause ATN or any of its Affiliates to take any Tainting Act (including any Specified Action) or any action inconsistent with any factual statement or representation in the Letter Request. Prior covenants and agrees that, so long as he owns a majority of the voting power of the outstanding capital stock of ATN, he will cause ATN and its Affiliates to refrain from taking any Tainting Act (including any Specified Action) or any action inconsistent with any factual statement or representation in the Letter Request on or before the last day of the calendar year ending after the second anniversary of the Closing Date other than as permitted in Section 10.

          (b)  Representations and Covenants of Prosser.
               ----------------------------------------

          (i)  Transfer Restrictions.  Prosser represents and warrants that
               ---------------------
other than a Transfer of ECI stock to the LLC, neither he nor the LLC has any plan or intention to sell, exchange, transfer by gift, pledge or otherwise dispose of or encumber, whether actually or constructively by means of a short sale, equity swap, forward or futures contract, option or otherwise (collectively, a "Transfer") any ownership interest, stock or securities of ECI or the LLC, or any beneficial or financial interest therein, after the Transactions except for Permitted Pledges. Prosser covenants and agrees that during the two-year period beginning on (and including) the Closing Date, without the prior written consent of ATN (which consent ATN may grant or withhold in its sole discretion), (x) neither he nor the LLC will Transfer any ownership interest, stock or securities of ECI or the LLC, or any beneficial or financial interest therein, except for Permitted Pledges, (y) Prosser will remain the only beneficial owner, member and manager of the LLC and
(z) Prosser will not take and will not permit the LLC to take any action which would result in the LLC not being disregarded as an entity separate from Prosser for United States federal tax purposes and United States Virgin Islands federal tax purposes under Treasury Regulations section 301.7701-3, unless he first obtains either (A) a ruling with respect to the Transfer, Prosser ceasing to be the only beneficial owner, member and manager of the LLC or any such action referred to in the preceding clause (z), as the case may be, from the Internal Revenue Service or other applicable Tax Authority that is reasonably satisfactory to ATN (acting on advice of counsel, such counsel to be reasonably satisfactory to ECI) or (B) an unqualified opinion, reasonably satisfactory in form and substance to ATN (acting on advice of counsel, such counsel to be reasonably satisfactory to ECI), of Cahill Gordon & Reindel or other independent nationally recognized tax counsel acceptable to ATN, on a basis of assumed facts and representations consistent with the facts at the time of such Transfer, or at the time that Prosser ceases to be the sole beneficial owner, member and manager of the LLC or takes any action or permits the LLC to take any action referred to in the preceding clause (z), as the case may be, that such Transfer, Prosser ceasing to be the sole beneficial owner, member and manager of the LLC or the taking of any action referred to in the preceding clause (z), as the case may be, will not affect the Tax treatment of the Transactions as contemplated in the Ruling Request. In order to ensure compliance with the requirements of this
Section 11(b)(i), during the two-year period beginning on (and including) the Closing Date, Prosser, together with the LLC, shall maintain at least a majority of the outstanding common stock of ECI (or all stock or securities in ECI owned by him and the LLC if he, together with the LLC, shall then own less than a majority of the outstanding common stock of ECI) in accounts with one or more banks (including, without limitation, the RTFC) or brokerage firms (collectively, "Financial Institutions"), which accounts may be margin accounts, provided that each such Financial Institution shall deliver a written undertaking to ATN stating that such Financial Institution will not permit any Transfer of Mr. Prosser's or the LLC's stock or securities in ECI from such account without the prior written approval of ATN except for (i) sales of such stock or securities made by such Financial Institution for the purpose of obtaining repayment of any loans or advances made to Prosser or the LLC by such Financial Institution following a default by Prosser or the LLC in respect of such loans or advances, and (ii) any Transfer of such stock or securities from an account of Prosser or the LLC with such Financial Institution to an account of Prosser or the LLC with another Financial Institution which shall have given ATN a written undertaking described in this Section 11(b)(i). Notwithstanding anything to the contrary in this Agreement, Prosser shall be liable for, and shall indemnify and hold harmless the ATN Group and the ECI Group from and against any liability for, any Restructuring Taxes which arises out of (w) any Transfer of any of his ownership interest, stock or securities in ECI or the LLC or any beneficial or financial interest therein (including, without limitation, any sale of stock subject to a Permitted Pledge on foreclosure of such pledge)
(x) any Transfer of any of the LLC's stock or securities in ECI or any beneficial or financial interest therein including, without limitation, any sale of Stock subject to a Permitted Pledge on foreclosure of such pledge, (y) Prosser ceasing to be the sole beneficial owner, member and manager of the LLC or (z) Prosser taking any action or permitting the LLC to take any action which would result in the LLC ceasing to be disregarded as an entity separate from Prosser for United States federal tax purposes and United States Virgin Islands federal tax purposes under Treasury Regulations section 301.7701-3, as the case may be, regardless of whether the provisions of this Section 11(b)(i) were satisfied with respect to such Transfer.

          (ii) No Inconsistent Plan or Intent.  Prosser represents and warrants
               ------------------------------
that he has no plan or intent to cause ECI or any of its Affiliates to take any Tainting Act (including any Specified Action) or any action inconsistent with any factual statement or representation in the Letter Request. Prosser covenants and agrees that, so long as he owns a majority of the voting power of the outstanding capital stock of ECI, he will cause ECI and its Affiliates to refrain from taking any Tainting Act (including any Specified Action) or any action inconsistent with any factual statement or representation in the Letter Request on or before the last day of the calendar year ending after the second anniversary of the Closing Date other than as permitted in Section 10.

          (c) Upon compliance by Prior or Prosser with the requirements for a Transfer specified in Sections 11(a)(i) or 11(b)(i), ECI or ATN, as the case may be, shall promptly give written permission for such Transfer to the Financial Institution holding the stock or securities proposed to be Transferred.

          SECTION 12.  Survival of Obligations.  The representations,
                       -----------------------
warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

          SECTION 13.  Treatment of Payments; Tax Gross Up.
                       -----------------------------------

          13.01.  Treatment of Tax Indemnity Payments.  In the absence of any
                  -----------------------------------
change in tax treatment under the Code or other applicable Tax Law, any Tax indemnity payments made by a Company under Section 5 shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Distribution on the Closing Date, but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws).

          13.02.  Tax Gross Up.  If notwithstanding the manner in which Tax
                  ------------
indemnity payments were reported, there is an adjustment to the Tax liability of a Company as a result of its receipt of a Tax indemnity payment in respect of Restructuring Taxes resulting from a breach of a representation or covenant made hereunder by the indemnifying party, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof, shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive pursuant to this Agreement.

          SECTION 14.  Disagreements.  If after good faith negotiations the
                       -------------
parties cannot agree on the application of this Agreement to any matter, then the matter will be referred to a nationally recognized accounting firm acceptable to each of the parties (the "Accounting Firm"). The Accounting Firm shall furnish written notice to the parties of its resolution of any such disagreement as soon as practical, but in any event no later than 45 days after its acceptance of the matter for resolution. Any such resolution by the Accounting Firm will be conclusive and binding on all parties to this Agreement. In accordance with Section 17, each party shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Accounting Firm. All fees and expenses of the Accounting Firm in connection with such referral shall be shared equally by the parties affected by the matter.

          SECTION 15.  Late Payments.  Any amount owed by one party to another
                       -------------
party under this Agreement which is not paid when due shall bear interest at the Prime Rate plus two percent, compounded semiannually, from the due date of the payment to the date paid. To the extent interest required to be paid under this
Section 15 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Section 15 or the interest rate provided under such other provision.

          SECTION 16.  Expenses.  Except as provided in Section 14 and Section
                       --------
2.04, each party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

          SECTION 17.  General Provisions.
                       ------------------

          17.01.  Addresses and Notices.  Any notice, demand, request or report
                  ---------------------
required or permitted to be given or made to any party under this Agreement shall be in writing and shall be deemed given or made when delivered in party or when sent by first class mail or by other commercially reasonable means of written communication (including delivery by an internationally recognized courier service or by facsimile transmission) to the party at the party's address as follows:

          If to ATN or Prior:

               Atlantic Tele-Network, Inc.
               Estate Havensight
               P.O. Box 12030
               St. Thomas, U.S. Virgin Islands  00801
               (340) 774-2260 or 777-8000
               Attention: Cornelius B. Prior
               Telecopy: (809) 774-7790

          With a copy to:

               Lewis A. Stern, P.C.
               Fried, Frank, Harris, Shriver & Jacobson
               One New York Plaza
               New York, New York  10004
               (212) 859-8190
               Telecopy: (212) 859-8587

          If to ECI or Prosser:

               Atlantic Tele-Network, Inc.
               Chase Financial Center
               P.O. Box 1730
               St. Croix, U.S. Virgin Islands  06821-1730
               (340) 777-8000
               Attention: Jeffrey J. Prosser
               Telecopy: (809) 774-5487

          With a copy to:

               Roger Meltzer, Esq.
               Cahill Gordon & Reindel
               80 Pine Street
               New York, New York  10005
               (212) 701-3851
               Telecopy: (212) 269-5420

          A party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other parties.

          17.02.  Binding Effect.  This Agreement shall be binding upon and
                  --------------
inure to the benefit of the parties hereto and their successors and assigns.

          17.03.  Waiver.  No failure by any party to insist upon the strict
                  ------
performance of any obligation under this Agreement or to exercise any right or remedy under this Agreement shall constitute waiver of any such obligation, right, or remedy or any other obligation, rights, or remedies under this Agreement.

          17.04.  Invalidity of Provisions.  If any provision of this Agreement
                  ------------------------
is or becomes invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

          17.05.  Further Action.  The parties shall execute and deliver all
                  --------------
documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other parties in accordance with Section 8.

          17.06.  Integration.  This Agreement constitutes the entire agreement
                  -----------
among the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements and understandings pertaining thereto. In the event of any inconsistency between this Agreement and any other agreements relating to the Transactions, the provisions of this Agreement shall control.

          17.07.  Construction.  The language in all parts of this Agreement
                  ------------
shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any party.

          17.08.  No Double Recovery; Subrogation.  No provision of this
                  -------------------------------
Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement. Subject to any limitations provided in this Agreement, the indemnifying party shall be subrogated to all rights of the indemnified party for recovery from any third party.

          17.09.  Counterparts.  This Agreement may be executed in two or more
                  ------------
counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

          17.10.  Governing Law.  This Agreement shall be governed by and
                  -------------
construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the respective officers as of the date set forth above.

                              ATLANTIC TELE-NETWORK, INC.



                              By:      _________________________
                                       -------------------------
                              Its:  _________________________
                                    -------------------------


                              EMERGING COMMUNICATIONS, INC.

                              By:      __________________________
                                       --------------------------
                              Its:  __________________________
                                    --------------------------


                                       ____________________________
                                          Cornelius B. Prior, Jr.



                                       ____________________________
                                           Jeffrey J. Prosser